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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2007

iStar Financial Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-15371 (Commission File Number)	95-6881527 (IRS Employer Identification Number)
1114 Avenue of the Americas, 27th Floor New York, New York (Address of principal executive offices)		10036 (Zip Code)

Registrant's telephone number, including area code: (212) 930-9400

N/A
(Former name or former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On May 21, 2007, iStar Financial Inc. ("iStar") entered into a definitive asset purchase agreement (the "Asset Purchase Agreement") with Fremont Investment & Loan ("Fremont"), a subsidiary of Fremont General Corporation. The Asset Purchase Agreement contemplates a series of transactions pursuant to which iStar will acquire from Fremont a portfolio of commercial real estate loan assets and other assets relating to Fremont's commercial real estate lending business, and will assume certain liabilities relating to such assets. As consideration for the acquisition, iStar will transfer to Fremont an A-participation interest in the acquired portfolio of loan assets, representing an approximately 70% interest in the portfolio, and will pay Fremont approximately $1.9 billion in cash. iStar will retain a 30% B-participation interest in the acquired portfolio of loan assets with an approximate $2.1 billion principal amount. In addition, iStar has agreed to fund up to approximately $4.4 billion of existing unfunded loan commitments associated with the portfolio. The final purchase price will be subject to adjustments to reflect agreed upon pro-rations. Closing of the transaction is subject to the satisfaction of customary closing conditions and final review of the transaction by the Federal Deposit Insurance Corporation and the Department of Financial Institutions of the State of California.

        The Asset Purchase Agreement contains various representations, warranties, covenants and indemnification obligations of the parties.

        The Asset Purchase Agreement may be terminated (1) by either party upon a breach by the other party of a representation, warranty, covenant or agreement which would give rise to a failure of a closing condition and is incapable of being cured or is not cured within 30 days, (2) by either party if the transaction is not consummated by September 30, 2007, (3) by either party in the event of certain legal restraints, (4) by mutual written consent of the parties, (5) by either party if Fremont's board of directors determines to accept a Superior Proposal, as defined in the Asset Purchase Agreement, subject to compliance with certain conditions set forth in the Asset Purchase Agreement, including payment of a termination fee, or (6) by either party if the Federal Deposit Insurance Corporation or the Department of Financial Institutions of the State of California advises either party that such regulator objects to the transaction.

        iStar has obtained a commitment letter from two commercial banks for a $2.0 billion loan facility to provide iStar with bridge financing to complete the transaction. iStar expects to replace this interim financing with more permanent financing though the issuance of debt and equity securities following the closing of the transaction.

        The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement. A copy of the Asset Purchase Agreement is filed as Exhibit 2.1 to this Current Report and is incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
Exhibit 2.1	Asset Purchase Agreement, dated as of May 21, 2007, between iStar Financial Inc. and Fremont Investment & Loan.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.
Date: May 24, 2007	By:	/s/ JAY SUGARMAN Jay Sugarman Chairman and Chief Executive Officer
Date: May 24, 2007	By:	/s/ CATHERINE D. RICE Catherine D. Rice Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
Exhibit 2.1	Asset Purchase Agreement, dated as of May 21, 2007, between iStar Financial Inc. and Fremont Investment & Loan.

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